Exhibit 10.11

LEASE

ROF II FARADAY 2210, LLC,

A DELAWARE LIMITED LIABILITY COMPANY,

Landlord,

and

ACUTUS MEDICAL, INC.,

A DELAWARE CORPORATION

Tenant

1

1.	USE AND RESTRICTIONS ON USE	1
2.	TERM	2
3.	RENT	3
4.	RENT ADJUSTMENTS	4
5.	SECURITY DEPOSIT	6
6.	ALTERATIONS	6
7.	REPAIR	7
8.	LIENS	7
9.	ASSIGNMENT AND SUBLETTING	8
10.	INDEMNIFICATION	9
11.	INSURANCE	9
12.	WAIVER OF SUBROGATION	10
13.	SERVICES AND UTILITIES	10
14.	HOLDING OVER	11
15.	SUBORDINATION	11
16.	RULES AND REGULATIONS	11
17.	REENTRY BY LANDLORD	11
18.	DEFAULT	12
19.	REMEDIES	12
20.	TENANT’S BANKRUPTCY OR INSOLVENCY	14
21.	QUIET ENJOYMENT	15
22.	CASUALTY	15
23.	EMINENT DOMAIN	16
24.	SALE BY LANDLORD	16
25.	ESTOPPEL CERTIFICATES	16
26.	SURRENDER OF PREMISES	16
27.	NOTICES	17
28.	TAXES PAYABLE BY TENANT	17
29.	INTENTIONALLY OMITTED	17
30.	DEFINED TERMS AND HEADINGS	17
31.	TENANT’S AUTHORITY	18
32.	FINANCIAL STATEMENTS AND CREDIT REPORTS	18
33.	COMMISSIONS	18
34.	TIME AND APPLICABLE LAW	18
35.	SUCCESSORS AND ASSIGNS	18
36.	ENTIRE AGREEMENT	18
37.	EXAMINATION NOT OPTION	18
38.	RECORDATION	19
39.	INTENTIONALLY OMITTED	19
40.	MEZZANINE SPACE	19

i

MULTI-TENANT INDUSTRIAL NET LEASE

REFERENCE PAGES

BUILDING:	Research Center Points – a single, multi-tenant office corporate headquarters building consisting of approximately 117,414 square feet located at 2210 Faraday Avenue, Carlsbad, CA 92008

LANDLORD:	ROF II Faraday 2210, LLC, a Delaware limited liability company

LANDLORD’S ADDRESS:	ROF II Faraday 2210, LLC c/o Regent Properties 11990 San Vicente Blvd, Suite 200 Los Angeles CA 90049

WIRE INSTRUCTIONS AND/OR ADDRESS FOR RENT PAYMENT:	ROF II Faraday 2210, LLC c/o Regent Properties 11990 San Vicente Blvd, Suite 200 Los Angeles CA 90049

LEASE REFERENCE DATE:	January 22, 2015

TENANT:	Acutus Medical, Inc., a Delaware corporation

TENANT’S NOTICE ADDRESS:

(a) As of beginning of Term:	2210 Faraday Avenue, Suite 200 Carlsbad, CA 92008

(b) Prior to beginning of Term (if different):	10840 Thornmint Road
Suite 140
San Diego, CA 92127

With a copy in either case to:

PREMISES ADDRESS:	2210 Faraday Avenue, Suite 200 Carlsbad, CA 92008

PREMISES RENTABLE AREA:	Approximately 46,353 rentable square feet on east end of Building (for outline of Premises see Exhibit A)

USE:	General office purposes, laboratory, research and development, manufacturing and assembly, sales, storage and other use permitted under all applicable laws.

SCHEDULED COMMENCEMENT DATE:	January 1, 2016.

TERM OF LEASE:	Eighty-four (84) months beginning on the Commencement Date and ending on the Termination Date.

TERMINATION DATE:	The date which is eighty-four (84) calendar months after the Commencement Date

ANNUAL RENT and MONTHLY INSTALLMENT OF RENT (Article 3):	During the first twelve (12) months of the Term of Lease, Tenant shall pay $0.70 per square foot per month, Commencing the thirteenth (13th) month of the Term of Lease, Tenant shall pay $1.45 per square foot per month with increases thereafter as set forth below.

Period		Rentable Square Footage	Annual Rent Per Square Foot	Annual Rent	Monthly Installment of Rent
from	through
1/1/2016	12/31/2016	46,353	$8.40	$389,365.20	$32,447.10
1/1/2017	12/31/2017	46,353	$17.40	$806,542.20	$67,211.85
1/1/2018	12/31/2018	46,353	$17.88	$828,791.64	$69,065.97
1/1/2019	12/31/2019	46,353	$18.48	$856,603.44	$71,383.62
1/1/2020	12/31/2020	46,353	$18.96	$878,852.88	$73,237.74
1/1/2021	12/31/2021	46,353	$19.56	$906,664.68	$75,555.39
1/1/2022	12/31/2022	46,353	$20.16	$934,476.48	$77,873.04

The foregoing dates shall be adjusted consistent with the above provisions regarding Rent if the Commencement Date occurs after January 1, 2016.

INITIAL ESTIMATED MONTHLY INSTALLMENT OF RENT ADJUSTMENTS (Article 4)	Currently estimated at $0.21 per square foot per month.

TENANT’S PROPORTIONATE SHARE:	39.48% based on 117,414 Building rentable square foot

SECURITY DEPOSIT:	$77,916.96, subject to the provisions of Article 5

ASSIGNMENT/SUBLETTING FEE	Actual costs up to Two Thousand Five Hundred Dollars ($2,500)

SIGNAGE:	Tenant shall have the right to place its name and corporate logo on the Building top at a mutually agreeable location and on Tenant’s Proportionate Share of the shared monument signage on west entry of project. All interior signage in the Premises (including lobby signage) and any signage on exterior Premises doors may be installed without Landlord’s approval. Signage shall be installed at Tenant’s sole cost and expense, subject to City of Carlsbad sign regulations, CC&Rs, and review and approval by Landlord, which Landlord approval shall not be unreasonably withheld or delayed, of Tenant’s signage design for conformance to the project sign criteria (attached hereto as Exhibit J), CC&Rs and City of Carlsbad. All costs associated with fabrication, installation, permitting, maintaining, and eventual removal of said signage, including costs to repair the building as a result of removal of signage, shall be the responsibility of Tenant. Tenant’s signage rights shall be transferable to an approved assignee or sublessee or any Permitted Transferee.

RENEWAL OPTION:	One (1) option to renew for a period of five (5) years. See also Exhibit F.

PARKING:	Tenant shall be granted, at no charge to Tenant, one hundred twenty-six (126) parking spaces on a nonreserved, unassigned basis throughout the Term of the Lease.

The Reference Pages information is incorporated into and made a part of the Lease. In the event of any conflict between any Reference Pages information and the Lease, the Lease shall control. This Lease includes Exhibits A through K, all of which are made a part of this Lease.

LANDLORD:		TENANT:

ROF FARADAY 2210, LLC, a Delaware limited liability company		ACUTUS MEDICAL, INC., a Delaware corporation

By:	/s/ Douglas Brown	By:	/s/ Randy Werneth
Name:	Douglas Brown	Name:	Randy Werneth
Its:	Managing Director	Its:	CEO

By:		By:
Name:		Name:
Its:		Its:

v

LEASE

By this Lease Landlord leases to Tenant and Tenant leases from Landlord the Premises in the Building as set forth and described on the Reference Pages. The Premises are depicted on the floor plan attached hereto as Exhibit A and the Building is depicted on the site plan attached hereto as Exhibit A-1. The Reference Pages, including all terms defined thereon, are incorporated as part of this Lease.

1.    USE AND RESTRICTIONS ON USE.

1.1    The Premises are to be used solely for the purposes set forth on the Reference Pages. Landlord represents and warrants that the Building is zoned for general office purposes, laboratory, research assembly, sales, and storage, and that no recorded restrictions prohibit any of the foregoing. Tenant shall not do or permit anything to be done by any Tenant Entities (defined below) in or about the Premise which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or injure or disturb them, or allow the Premises to be used for any unlawful purpose or commit any waste. Tenant shall not do, permit or suffer in, on, or about the Premises the sale of any alcoholic liquor without the written consent of Landlord first obtained. Tenant shall comply with all governmental laws, ordinances and regulations applicable to the use of the Premises and its occupancy and shall promptly comply with all governmental orders and directions for the correction, prevention and abatement of any violations in the Building or appurtenant land, caused or permitted by, or resulting from the specific use by, Tenant, or in or upon, or in connection with, the Premises, all at Tenant’s sole expense; provided, however, that nothing in this Lease shall require Tenant to make any alterations to the Premises to comply with such laws unless such compliance is required solely due to Tenant’s particular use of the Premises or alterations that Tenant is making to the Premises (other than the Tenant Improvements, which are separately covered in Exhibit B). Tenant shall not do or permit anything to be done on or about the Premises or bring or keep anything into the Premises which will in any way increase the rate of (unless Tenant pays such increase), invalidate or prevent the procuring of any insurance protecting against loss or damage to the Building or any of its contents by fire or other casualty or against liability for damage to property or injury to persons in or about the Building or any part thereof. Tenant shall have access to the Premises 24 hours per day, 7 days a week.

1.2    Tenant shall not, and shall not direct, suffer or permit any of its agents, contractors, employees, licensees or invitees (collectively, the “Tenant Entities”) to at any time handle, use, manufacture, store or dispose of in or about the Premises or the Building any (collectively “Hazardous Materials”) flammables, explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, or other similar substances, petroleum products or derivatives or any substance subject to regulation by or under any federal, state and local laws and ordinances relating to the protection of the environment or the keeping, use or disposition of environmentally hazardous materials, substances, or wastes, presently in effect or hereafter adopted, all amendments to any of them, and all rules and regulations issued pursuant to any of such laws or ordinances (collectively “Environmental Laws”), nor shall Tenant suffer or permit any Hazardous Materials to be used in any manner not fully in compliance with all Environmental Laws, in the Premises or the Building and appurtenant land or allow the environment to become contaminated with any Hazardous Materials released by any Tenant Entity. Notwithstanding the foregoing, Tenant may handle, store, use or dispose of products containing small quantities of Hazardous Materials (such as aerosol cans containing insecticides, toner for copiers, paints, paint remover and the like) to the extent customary and necessary for the use of the Premises for general officer purposes; provided that Tenant shall always handle, store, use, and dispose of any such Hazardous Materials in a safe and lawful manner and never allow such Hazardous Materials to contaminate the Premises, Building and appurtenant land or the environment. Tenant shall protect, defend, indemnify and hold each and all of the Landlord Entities (as defined in Article 30) harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) to the extend incurred by reason of any actual or asserted failure of Tenant to fully comply with all applicable Environmental Laws, or the presence, handling, use or disposition in or from the Premises of any Hazardous Materials by Tenant or any Tenant Entity (even though permissible under all applicable Environmental Laws or the provisions of this Lease), or by reason of any actual or asserted failure of Tenant to keep, observe, or perform any provision of this Section 1.2; provided, however, that Tenant’s liability for any remediation costs shall be limited to the cost of remediation required by law. Notwithstanding anything in this Lease to the contrary, under no circumstance shall Tenant be liable for any Hazardous Material present at any time on or about the Building, or the soil, air, improvements, groundwater or surface water thereof or the violation of any laws, orders or regulations, relating to any such Hazardous Material, except to the extent that any of the foregoing actually results from the use, release or emission of Hazardous Material by Tenant or any Tenant Entities.

1.3    Notwithstanding the provisions of Section 1.2, Landlord agrees that Tenant may use Hazardous Materials in the normal course of its business, with prior notice to Landlord, but without Landlord’s consent as long as Tenant demonstrates and documents to Landlord’s reasonable satisfaction (i) that such Hazardous Materials (a) are necessary or useful to Tenant’s business; (b) will be used, kept, stored and disposed of in compliance with all laws relating to any Hazardous Materials so brought or used or kept in or about the Premises; (c) will not pose an imminent danger to persons or property; and (d) Tenant remediates the presence of any such Hazardous Materials to the extent required by law; and (ii) that Tenant will give all required notices concerning the presence in or on the Premises or the release of such Hazardous Materials from the Premises. Pursuant to the preceding sentence, Tenant has notified Landlord of Tenant’s intent to use the Hazardous Materials of the types, amounts, and use identified in the Hazardous Materials Exhibit attached hereto as Exhibit H and Landlord has agreed that the use of such Hazardous Materials is within the scope of the preceding sentence. Tenant covenants to comply with the use restrictions shown on the attached Hazardous Materials Exhibit. Tenant has provided, or will provide, Landlord with copies of the Material Safety Data Sheets (as required by the Occupational Safety and Health Act) relating to all Hazardous Materials listed on the Hazardous Materials Exhibit and will provided such Sheets to Landlord for any other Hazardous Materials for which Tenant notifies Landlord Tenant desires to add to the Hazardous Materials Exhibit. Landlord may at any time upon reasonable prior notice, enter upon the Premises to review Tenant’s Material Safety Data Sheets or to obtain samples from the Premises, including without limitation the soil and groundwater under the Premises, for the purposes of analyzing the same to determine whether and to what extent the Premises or the environment may have become contaminated by Hazardous Materials. Tenant shall reimburse Landlord for the costs of any inspection, sampling and analysis that discloses contamination which Tenant has caused. Tenant may not perform any sampling, testing or drilling to locate any Hazardous Materials on the Premises without Landlord’s prior written consent.

1.4    Landlord represents that, except as set forth on the Phase I environmental report provided to Tenant, to the actual knowledge of Doug Brown, after reasonable inquiry of Landlord’s records and of Landlord’s personnel who could reasonably be expected to have knowledge of such matters, (a) no Hazardous Material is present on the Building or the soil, surface water or groundwater thereof, (b) no underground storage tanks are present on or about the Building, and (c) no action, proceeding or claim is pending or threatened regarding the Building concerning any Hazardous Material or pursuant to any Environmental Law. Upon Tenant’s request, Landlord will provide Tenant with an opportunity to review at Landlord’s manager’s office any existing Phase I environmental assessments or other environmental reports relating to the Building. Notwithstanding anything herein to the contrary, Landlord shall be responsible for Hazardous Materials which existed on, under, or within the Building (unless brought onto or permitted to enter on, in, or under the Premises or the Building by Tenant or any Tenant Entity), including without limitation, the responsibility for removing, remediating, or otherwise mitigating the effects of such Hazardous Materials as may be required by law to protect health and safety, or comply with the direction of governmental agencies administering applicable Environmental Laws. In addition, Landlord shall comply with all environmental laws pertaining to and governing the existence, removal, remediation, exposure to, and use of Hazardous Materials by Landlord at the Building; provided, however, that nothing in this Section shall impose upon Landlord any responsibility for any existing Hazardous Materials negligently disturbed or negligently exacerbated by Tenant or any Tenant Entity.

1.5    Tenant and the Tenant Entities will be entitled to the non-exclusive use of the common areas of the Building as they exist from time to time during the Term, including the parking facilities, subject to Landlord’s rules and regulations regarding such use. However, in no event will Tenant or the Tenant Entities park more vehicles in the parking facilities than the number of parking spaces specified in the Reference Pages. The foregoing shall not be deemed to provide Tenant with an exclusive right to any parking spaces or any guaranty of the availability of any particular parking spaces or any specific number of parking spaces.

2.    TERM; REMEASUREMENT RIGHT.

2.1    The Term of this Lease shall begin on the date (“Commencement Date”) which shall be the later of the Scheduled Commencement Date as shown on the Reference Pages and the date which is the Scheduled Commencement Date plus the number of days that Landlord is late in delivering the Premises to Tenant after the date on which Landlord is obligated to deliver the Premises to Tenant, and shall terminate on the date as shown on the Reference Pages (“Termination Date”), unless sooner terminated by the provisions of this Lease. Tenant shall, at Landlord’s request, execute and deliver a memorandum agreement provided by Landlord in the form of Exhibit C attached hereto, setting forth the actual Commencement Date, Termination Date and, if necessary, a revised rent schedule. Should Tenant fail to do so within thirty (30) days after Landlord’s request, the information set forth in such memorandum provided by Landlord shall be conclusively presumed to be agreed and correct. Notwithstanding anything in this Lease to the contrary, the Commencement Date shall be subject to one (1) day of extension for each day of delay experienced by Tenant in completion of the Tenant Improvements by reason of (i) any bankruptcy of Landlord, Landlord’s breach of this Lease, including Exhibit B hereto (the “Work Letter”), and/or Landlord’s failure to give any consent or approval or take any action required under this Lease or the Work Letter within the time periods specified therein, (ii) the failure to obtain any approval of the Tenant Improvements required under any covenants, conditions and restrictions (“CC&Rs”) encumbering the Building within thirty (30) days after request by Tenant, (iii) the performance of any work to correct any deficiency in the delivery condition of the Building as required by the Work Letter, including any code compliance work as described in paragraph 12 of the Work Letter, (iv) any work required due to the presence of Hazardous Materials on or about the Premises other than those released by Tenant or any Tenant Entities (each of the delays in the foregoing clauses (i) through (iv) shall be “Landlord Delays”); and (v) the occurrence of any force majeure, act of God, casualty, condemnation, general strike, act of war, or moratorium.

2.2    Landlord shall deliver the Premises to Tenant in accordance with Exhibit B on September 1, 2015, or such earlier date on which the current tenant has folly vacated the Premises (provided if any work is required of Landlord to bring the Premises to the condition required by this Lease, Landlord shall have access to the Premises for such purpose and Tenant shall reasonably and in good faith cooperate with Landlord in connection therewith) (“Scheduled Delivery Date”). Tenant agrees that in the event of the inability of Landlord to deliver possession of the Premises on the Scheduled Delivery Date, Landlord shall not be liable for any damage resulting from such inability, but Tenant shall not be liable for any rent until the time when Landlord can, after notice to Tenant, deliver possession of the Premises to Tenant. No such failure to give possession on the Scheduled Delivery Date shall affect the other obligations of Tenant under this Lease.

2.3    From and after the date on which Landlord delivers the Premises to Tenant up to the Commencement Date, Tenant, or any agent, employee or contractor of Tenant, shall have the foil right to enter, use or occupy the Premises to construct the Tenant Improvements, to install Tenant’s furniture, fixtures and equipment, for lab validation and for operations, such entry, use or occupancy shall be subject to all the provisions of this Lease other than the payment of Rent, including, without limitation, Tenant’s compliance with the insurance requirements of Article 11. Said early possession shall not advance the Termination Date. Landlord shall use reasonable and good faith efforts to facilitate a sale of the current tenant’s furniture, fixtures and equipment to Tenant.

2.4    Tenant shall have the right, upon written notice (the “Remeasurement Notice”) delivered to Landlord no later than the Commencement Date, to remeasure the Premises in accordance with the standards set forth in ANSI Z65.1 - 1996, as promulgated by the Building Owners and Managers Association (the “BOMA Standard”), at Tenant’s sole cost and expense. In the event such remeasurement indicates that the measurement of the Premises set forth in this Lease is in excess of or lower than the measurement which would have resulted had the BOMA Standard been properly utilized, any payments due either party (or other rights between Landlord and Tenant) based upon the amount of square feet contained in the Premises shall be proportionally, retroactively and prospectively reduced or increased, as appropriate, to reflect the actual measurement under the BOMA Standard. If Landlord disagrees with Tenant’s remeasurement and if a dispute occurs regarding the final accuracy of the measurement of the Premises in accordance with the BOMA Standard, such dispute will be conclusively resolved by an architect selected by Landlord and reasonably approved by Tenant. If such architect determines the measurement of the Premises to be in excess of Tenant’s remeasurement, the cost of such architect shall be paid by Tenant. Otherwise, the cost of such architect shall be paid by Landlord. In the event that a Remeasurement Notice is not timely delivered in accordance with the terms of this Section 2.4, the square footage of the Premises shall not be subject to remeasurement, and the square footage set forth on the Reference Pages shall be binding and conclusive.

3.    RENT.

3.1    Tenant agrees to pay to Landlord the Annual Rent in effect from time to time by paying the Monthly Installment of Rent then in effect on or before the first day of each foil calendar month during the Term, except that the first foil month’s rent shall be paid upon the execution of this Lease. The Monthly Installment of Rent in effect at any time shall be one-twelfth (1/12) of the Annual Rent in effect at such time. Rent for any period during the Term which is less than a foil month shall be a prorated portion of the Monthly Installment of Rent based upon the number of days in such month. Said rent shall be paid to Landlord, without deduction or offset and without notice or demand, at the Rent Payment Address, as set forth on the Reference Pages, or to such other person or at such other place as Landlord may from time to time designate in writing. Unless specified in this Lease to the contrary, all amounts and sums payable by Tenant to Landlord pursuant to this Lease shall be deemed additional rent.

3.2    Tenant recognizes that late payment of any rent or other sum due under this Lease will result in administrative expense to Landlord, the extent of which additional expense is extremely difficult and economically impractical to ascertain. Tenant therefore agrees that if rent or any other sum is not paid within five (5) days of when due and payable pursuant to this Lease, a late charge shall be imposed in an amount equal to the greater of:

(a) Fifty Dollars ($50.00), or (b) five percent (5%) of the unpaid rent or other payment. Notwithstanding the foregoing, Landlord agrees not to charge such late fee the first two times in any twelve (12) month period during the Term Tenant is late with such payment until Landlord has given Tenant written notice of its failure to pay and Tenant has failed to pay such amount within five (5) days thereof. The amount of the late charge to be paid by Tenant shall be reassessed and added to Tenant’s obligation for each successive month until paid. The provisions of this Section 3.2 in no way relieve Tenant of the obligation to pay rent or other payments on or before the date on which they are due, nor do the terms of this Section 3.2 in any way affect Landlord’s remedies pursuant to Article 19 of this Lease in the event said rent or other payment is unpaid after date due.

4.    RENT ADJUSTMENTS

4.1    For the purpose of this Article 4, the following terms are defined as follows:

4.1.1    Lease Year: Each fiscal year (as determined by Landlord from time to time) falling partly or wholly within the Term.

4.1.2    Expenses: All actual costs of operation, maintenance, repair, replacement and management of the Building (including the amount of any credits which Landlord may grant to particular tenants of the Building in lieu of providing any standard services or paying any standard costs described in this Section 4.1.2 for similar tenants), as determined in accordance with generally accepted accounting principles, including the following costs by way of illustration, but not limitation: water and sewer charges; insurance charges of or relating to all insurance policies and endorsements deemed by Landlord to be reasonably necessary or desirable and relating in any manner to the protection, preservation, or operation of the Building or any part thereof; utility costs, including, but not limited to, the cost of heat, light, power, steam, gas; waste disposal; the cost of janitorial services; the cost of security and alarm services (including any central station signaling system); costs of cleaning, repairing, replacing and maintaining the common areas, including parking and landscaping, window cleaning costs; labor costs; costs and expenses of managing the Building including management and/or administrative fees; air conditioning maintenance costs; elevator maintenance fees and supplies; material costs; equipment costs including the cost of maintenance, repair and service agreements and rental and leasing costs; purchase costs of equipment; current rental and leasing costs of items which would be capital items if purchased; tool costs; licenses, permits and inspection fees; wages and salaries; employee benefits and payroll taxes; accounting and legal fees; any sales, use or service taxes incurred in connection therewith. In addition, Landlord shall be entitled to recover, as additional rent (which, along with any other capital expenditures constituting Expenses, Landlord may either include in Expenses or cause to be billed to Tenant along with Expenses and Taxes but as a separate item), Tenant’s Proportionate Share of: (i) an allocable portion of the cost of capital improvement items which are reasonably calculated to reduce operating expenses; and (ii) other capital expenses which are required under any governmental laws, regulations or ordinances which were not applicable to the Building as of the Commencement Date; but the costs described in this sentence shall be amortized over the reasonable life of such expenditures in accordance with such reasonable life and amortization schedules as shall be determined by Landlord in accordance with generally accepted accounting principles, with interest on the unamortized amount at one percent (1%) in excess of the Wall Street Journal prime lending rate announced from time to time. Expenses shall not include: (i) depreciation or amortization of the Building or equipment in the Building except as provided herein; (ii) loan principal or interest payments or fees incurred on debt; (iii) costs of alterations of tenants’ premises; (iv) leasing commissions; (v) interest expenses on long-term borrowings; (vi) advertising costs; (vii) costs occasional by casualties or by the exercise of the power of eminent domain; (viii) costs to comply with any covenant, condition, restriction or law applicable to the Premises or the Building on the Commencement Date; (ix) earthquake insurance deductibles in excess of three (3) Monthly Installment of Rent; (x) costs incurred in connection with the presence of any Hazardous Material, except to the extent caused by the release or emission of the Hazardous Material in question by Tenant; (xi) expense reserves; (xii) costs of structural repairs to the Building; (xiii) any management or administrative fee in excess of three percent (3%) of aggregate gross monthly income of the project; (xiv) costs occasioned by the violation of any law by Landlord, its agents, employees or contractors; (xv) costs incurred in connection with negotiations or disputes with any other occupant of the Building or the project; (xvi) increases in insurance costs caused by the activities of another occupant of the Building or the project; (xvii) costs which could properly be capitalized under generally accepted accounting principles, except to the extent amortized over the useful life of the capital item in question; and (xviii) wages, salaries, or other compensation of any kind or nature paid to any employee of Landlord or its affiliates above the grade of building manager.

4.1.3    Taxes: Real estate taxes and any other taxes, charges and assessments which are levied with respect to the Building or the land appurtenant to the Building, or with respect to any improvements, fixtures and equipment or other property of Landlord, real or personal, located in the Building and used in connection with the operation of the Building and said land, any payments to any ground lessor in reimbursement of tax payments made by such lessor; and all fees, expenses and costs incurred by Landlord in investigating, protesting, contesting or in any way seeking to reduce or avoid increase in any assessments, levies or the tax rate pertaining to any Taxes to be paid by Landlord in any Lease Year. Taxes shall not include any corporate franchise, or estate, inheritance or net income tax, or any documentary transfer tax imposed upon any transfer by Landlord of its interest in this Lease or the Building or any taxes to be paid by Tenant pursuant to Article 28 or any tax or assessment expense or any increase therein (a) in excess of the amount which would be payable if such tax or assessment expense were paid in installments over the longest permitted term; or (b) imposed on land and improvements other than the Building (and the underlying parcels).

4.2    Tenant shall pay as additional rent for each Lease Year Tenant’s Proportionate Share of; Expenses and Taxes incurred for such Lease Year.

4.3    The annual determination of Expenses shall be made by Landlord and shall be binding upon Landlord and Tenant, subject to the provisions of this Section 4.3. During the Term, Tenant may review, at Tenant’s sole cost and expense, the books and records supporting such determination in an office of Landlord, or Landlord’s agent, during normal business hours, upon giving Landlord five (5) days advance written notice within ninety (90) days after receipt of such determination, but in no event more often than once in any one (1) year period, subject to execution of a confidentiality agreement acceptable to Landlord, and provided that if Tenant utilizes an independent accountant to perform such review it shall be one which is of national standing, is not compensated on a contingency basis and is also subject to such confidentiality agreement. If Tenant fails to object to Landlord’s determination of Expenses within ninety (90) days after receipt, or if any such objection fails to state with reasonable specificity the reason for the objection, Tenant shall be deemed to have approved such determination and shall have no farther right to object to or contest such determination. In the event that during all or any portion of any Lease Year or Base Year, the Building is not fully rented and occupied Landlord shall make an appropriate adjustment in occupancy-related Expenses for such year for the purpose of avoiding distortion of the amount of such Expenses to be attributed to Tenant by reason of variation in total occupancy of the Building, by employing consistent and sound accounting and management principles to determine Expenses that would have been paid or incurred by Landlord had the Building been at least ninety-five percent (95%) rented and occupied, and the amount so determined shall be deemed to have been Expenses for such Lease Year.

4.4    Prior to the actual determination thereof for a Lease Year, Landlord may from time to time estimate Tenant’s liability for Expenses and/or Taxes under Section 4.3, Article 6 and Article 28 for the Lease Year or portion thereof. Landlord will give Tenant written notification of the amount of such estimate and Tenant agrees that it will pay, by increase of its Monthly Installments of Rent due in such Lease Year, additional rent in the amount of such estimate. Any such increased rate of Monthly Installments of Rent pursuant to this Section 4.4 shall remain in effect until further written notification to Tenant pursuant hereto.

4.5    When the above mentioned actual determination of Tenant’s liability for Expenses and/or Taxes is made for any Lease Year and when Tenant is so notified in writing, then:

4.5.1    If the total additional rent Tenant actually paid pursuant to Section 4.3 on account of Expenses and/or Taxes for the Lease Year is less than Tenant’s liability for Expenses and/or Taxes, then Tenant shall pay such deficiency to Landlord as additional rent in one lump sum within thirty (30) days of receipt of Landlord’s bill therefor; and

4.5.2    If the total additional rent Tenant actually paid pursuant to Section 4.3 on account of Expenses and/or Taxes for the Lease Year is more than Tenant’s liability for Expenses and/or Taxes, then Landlord shall credit the difference against the then next due payments to be made by Tenant, or, if the Lease has terminated, refund the difference in cash.

4.6    If the Commencement Date is other than January 1 or if the Termination Date is other than December 31, Tenant’s liability for Expenses and Taxes for the Lease Year in which said Date occurs shall be prorated based upon a three hundred sixty-five (365) day year.

4.7    Notwithstanding the foregoing, Landlord agrees that in making its annual determination of Tenant’s Proportionate Share of Expenses, all Expenses which are controllable by Landlord (“Controllable Costs”) (which Controllable Costs specifically excludes any insurance premiums, Taxes, costs of utilities, costs incurred to comply with changes in law, and costs imposed upon the Building or project by any recorded CC&Rs and/or agreements recorded against the Building or project) will not increase by more than two percent (2%) per year (the “Maximum Permitted Increase”), on a collective and not a per-item basis, compounded annually, over the amount of such controllable Expenses for the immediately preceding Lease Year. Such cap is cumulative and the unused portion of a year’s cap may be carried forward to absorb any future Expenses that would otherwise be in excess of the cap.

5.    SECURITY DEPOSIT.

5.1    Tenant shall deposit the Security Deposit with Landlord upon the execution of this Lease. Said sum shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants and conditions of this Lease to be kept and performed by Tenant and not as an advance rental deposit or as a measure of Landlord’s damage in case of Tenant’s default. If Tenant defaults (beyond any applicable notice and cure periods) with respect to any provision of this Lease, Landlord may use any part of the Security Deposit for the payment of any rent or any other sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion is so used, Tenant shall within five (5) days after written demand therefor, deposit with Landlord an amount sufficient to restore the Security Deposit to its original amount and Tenant’s failure to do so shall be a material breach of this Lease Except to such extent, if any, as shall be required by law, Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on such deposit. If there is no outstanding obligation of Tenant, the Security Deposit or any balance thereof shall be returned to Tenant within sixty (60) days after termination of this Lease. Notwithstanding anything to the contrary contained herein or in Article 23 hereof. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any similar or successor Regulations or other laws now or hereinafter in effect.

6.    ALTERATIONS.

6.1    Except for those, if any, specifically provided for in Exhibit B to this Lease or as set forth in this Section, Tenant shall not make or suffer to be made any alterations, additions, or improvements, including, but not limited to, the attachment of any fixtures or equipment in, on, or to the Premises or any part thereof or the making of any improvements as required by Article 7, without the prior written consent of Landlord. When applying for such consent, Tenant shall, if requested by Landlord, furnish complete plans and specifications for such alterations, additions and improvements. Landlord’s consent shall not be unreasonably withheld with respect to alterations which (i) are not structural in nature, (ii) are not visible from the exterior of the Building, and (iii) do not materially and adversely affect or require modification of the Building’s electrical, mechanical, plumbing, HVAC or other systems. Notwithstanding anything in this Lease to the contrary, (A) Tenant may, upon notice to Landlord but without Landlord’s prior approval, construct any alterations, additions and improvements in the Premises, other than those specified in clauses (i) through (iii) of the immediately prior sentence, if the cost of any such project docs not exceed Twenty-Five Thousand Dollars ($25,000); (B) Tenant’s trade fixtures, furniture, equipment and other personal property installed in the Premises, including, without limitation, the equipment described in Exhibit I attached hereto (“Tenant’s Property”) shall at all times be and remain Tenant’s property, and at any time Tenant may remove Tenant’s Property from the Premises, provided that Tenant repairs ail damage caused by such removal; and (C) Landlord shall have no right to require Tenant to remove any alterations unless it notifies Tenant at the time it consents to such alteration that it shall require such alteration to be removed, as provided in Section 26.2. Tenant may add items of Tenant’s Property to Exhibit I from time to time during the Lease Term, as the same may be extended.

6.2    In the event Landlord consents to the making of any such alteration, addition or improvement by Tenant, the same shall be made by using either Landlord’s contractor or a contractor reasonably approved by Landlord, in either event at Tenant’s sole cost and expense. If Tenant shall employ any contractor other than Landlord’s contractor and such other contractor or any subcontractor of such other contractor shall employ any non-union labor or supplier, Tenant shall be responsible for and hold Landlord harmless from any and all delays, damages and extra costs suffered by Landlord as a result of any dispute with any labor unions concerning the wage, hours, terms or conditions of the employment of any such labor. In any event Landlord may charge Tenant the cost of any third-party costs actually incurred by Landlord in connection with the proposed work and the design thereof (not to exceed one percent (1%) of the cost of such improvements), with all such amounts being due thirty (30) days after Landlord’s demand.

6.3    All alterations, additions or improvements proposed by Tenant shall be constructed in accordance with all government laws, ordinances, rules and regulations, using Building standard materials where applicable, and Tenant shall, prior to construction, provide the additional insurance required under Article 11 in such case, and all such assurances to Landlord as Landlord shall reasonably require to assure payment of the costs thereof, including but not limited to, notices of non-responsibility, waivers of lien, surety company performance bonds and funded construction escrows and to protect Landlord and the Building and appurtenant land against any loss from any mechanic’s, materialmen’s or other liens. Tenant shall pay in addition to any sums due pursuant to Article 4, any increase in real estate taxes attributable to any such alteration, addition or improvement for so long, during the Term, as such increase is ascertainable; at Landlord’s election said sums shall be paid in the same way as sums due under Article 4. Landlord may, as a condition to its consent to any particular alterations or improvements, require Tenant to deposit with Landlord the amount reasonably estimated by Landlord as sufficient to cover the cost of removing such alterations or improvements and restoring the Premises, to the extent required under Section 26.2.

7.    REPAIR.

7.1    Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises, except as specified in Exhibit B if attached to this Lease and except that Landlord shall repair and maintain: (i) the roof; (ii) the structural portions of the Building; (iii) the common areas of the Building; and (iv) the electrical, water, sewer and plumbing systems which serve the Premises but are exterior to the Premises. All of the costs of the foregoing may be included in Expenses, except to the extent they are specifically excluded in Section 4.1. By taking possession of the Premises, Tenant accepts them as being in good order, condition and repair and in the condition in which Landlord is obligated to deliver them, except as otherwise set forth in the Lease. It is hereby understood and agreed that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant, except as specifically set forth in this Lease. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant.

7.2    Other than set forth in Section 7.1 as Landlord’s obligations, Tenant shall at its own cost and expense keep and maintain all parts of the Premises and such portion of the Building and improvements as are within the exclusive control of Tenant in the same condition as received (as improved by the Tenant Improvements), promptly making all necessary repairs and replacements, whether ordinary or extraordinary, with materials and workmanship of the same character, kind and quality as the original (including, but not limited to, repair and replacement of all fixtures installed by Tenant, water heaters serving the Premises, windows, glass and plate glass, doors, exterior stairs, skylights, any special office entries, interior walls and finish work, floors and floor coverings, beating and air conditioning systems serving the Premises, electrical systems and fixtures, sprinkler systems, dock boards, truck doors, dock bumpers, plumbing work and fixtures, and performance of regular removal of trash and debris). Tenant as part of its obligations hereunder shall keep the Premises in a clean and sanitary condition. Tenant shall, at its own cost and expense, repair any damage to the Premises or the Building resulting from and/or caused in whole or in part by the negligence or misconduct of Tenant, its agents, employees, contractors, invitees, or any other person entering upon the Premises as a result of Tenant’s business activities or caused by Tenant’s default hereunder.

7.3    Except as provided in Article 22, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or to fixtures, appurtenances and equipment in the Building. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code, or any similar or successor Regulations or other laws now or hereinafter in effect.

7.4    Tenant shall, at its own cost and expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor approved by Landlord for servicing all heating and air conditioning systems and equipment serving the Premises (and a copy thereof shall be furnished to Landlord). The service contract must include all services suggested by the equipment manufacturer in the operation/maintenance manual and must become effective within thirty (30) days of the date Tenant takes possession of the Premises. Should Tenant fail to do so, Landlord may, upon notice to Tenant, enter into such a maintenance/ service contract on behalf of Tenant or perform the work and in either case, charge Tenant the cost thereof along with a reasonable amount for Landlord’s overhead.

8.    LIENS. Tenant shall keep the Premises, the Building and appurtenant land and Tenant’s leasehold interest in the Premises free from any liens arising out of any services, work or materials performed, furnished, or contracted for by Tenant, or obligations incurred by Tenant. In the event that Tenant fails, within ten (10) days following the imposition of any such lien, to either cause the same to be released of record or provide Landlord with insurance against the same issued by a major title insurance company or such other protection against the same as Landlord shall accept (such failure to constitute an Event of Default), Landlord shall have the right to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and all expenses incurred by it in connection therewith shall be payable to it by Tenant within five (5) days of Landlord’s demand.

9.    ASSIGNMENT AND SUBLETTING.

9.1    Tenant shall not have the right to assign or pledge this Lease or to sublet the whole or any part of the Premises whether voluntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant, and shall not make, suffer or permit such assignment, subleasing or occupancy without the prior written consent of Landlord, such consent not to be unreasonably withheld, and said restrictions shall be binding upon any and all assignees of the Lease and subtenants of the Premises. In the event Tenant desires to sublet, or permit such occupancy of, the Premises, or any portion thereof, or assign this Lease, Tenant shall give written notice thereof to Landlord at least twenty (20) days but no more than one hundred twenty (120) days prior to the proposed commencement date of such subletting or assignment, which notice shall set forth the name of the proposed subtenant or assignee, the relevant terms of any sublease or assignment and copies of financial reports and other relevant financial information of the proposed subtenant or assignee. Notwithstanding anything in this Lease to the contrary, Tenant shall have the right to sublease or assign any portion of the Premises to (a) an entity controlling, controlled by or under common control with Tenant (an “Affiliate”), (b) an entity related to Tenant by merger, consolidation, non-bankruptcy reorganization, or government action, or (c) a purchaser of a substantial portion of Tenant’s stock or assets (a “Permitted Transfer” and any such transferee shall sometimes be referred to as a “Permitted Transferee”) without Landlord’s consent, provided that Tenant notifies Landlord not later than five (5) business days after any such assignment or sublease and supplies Landlord with reasonable supporting documentation substantiating that the proposed Permitted Transfer qualifies as a Permitted Transfer. A sale or transfer of Tenant’s capital stock shall not be deemed an assignment, subletting or any other transfer of this Lease or the Premises. In the event of an assignment, Landlord reserves the right to require the Assignee to be of comparable or better financial strength than Tenant. No Permitted Transfer or sale of Tenant’s capital stock shall be effective if such transfer is a subterfuge by Tenant to avoid its obligations under this Lease.

9.2    Notwithstanding any assignment or subletting, permitted or otherwise, Tenant shall at all times remain directly, primarily and folly responsible and liable for the payment of the rent specified in this Lease and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease (and no assignment or subletting, permitted or otherwise, shall relieve any guarantor of this Lease from any liability). Upon the occurrence of an Event of Default, if the Premises or any part of them are then assigned or sublet, Landlord, in addition to any other remedies provided in this Lease or provided by law, may, at its option, collect directly from such assignee or subtenant all rents due and becoming due to Tenant under such assignment or sublease and apply such rent against any sums due to Landlord from Tenant under this Lease, and no such collection shall be construed to constitute a novation or release of Tenant from the farther performance of Tenant’s obligations under this Lease.

9.3    In addition to Landlord’s right to approve of any subtenant or assignee, Landlord shall have the option, in its sole discretion, in the event of any proposed assignment or a proposed subletting of the entire Premises for substantially all of the remaining Term, to terminate this Lease, as of the date the subletting or assignment is to be effective. The option shall be exercised, if at all, by Landlord giving Tenant written notice given by Landlord to Tenant within fifteen (15) days following Landlord’s receipt of Tenant’s written notice as required above. However, if Tenant notifies Landlord, within five (5) days after receipt of Landlord’s termination notice, that Tenant is rescinding its proposed assignment or sublease, the termination notice shall be void and the Lease shall continue in full force and effect. If this Lease shall be terminated pursuant to this Section, the Term of this Lease shall end on the date stated in Tenant’s notice as the effective date of the sublease or assignment as if that date had been originally fixed in this Lease for the expiration of the Term. Tenant shall, at Tenant’s own cost and expense, discharge in fall any outstanding commission obligation which may be due and owing as a result of any proposed assignment or subletting, whether or not the Premises are recaptured pursuant to this Section 9.3 and rented by Landlord to the proposed tenant or any other tenant. The provisions of this Section 9.3 shall not apply to Permitted Transfers.

9.4    In the event that Tenant sells, sublets, assigns or transfers this Lease, Tenant shall pay to Landlord as additional rent an amount equal to fifty percent (50%) of any Increased Rent (as defined below), less the Costs Component (as defined below), when and as such Increased Rent is received by Tenant. As used in this Section, “Increased Rent” shall mean the excess of (i) all rent and other consideration attributable to the Premises or this Lease which Tenant is entitled to receive by reason of any sale, sublease, assignment or other transfer of this Lease, over (ii) the rent otherwise payable by Tenant under this Lease at such time. For purposes of the foregoing, any consideration received by Tenant in form other than cash shall be valued at its fair market value as determined by Landlord in good faith. The “Costs Component” is the costs incurred by Tenant for in connection with such assignment or sublease, including leasing commissions, tenant improvements, legal fees and other concessions reasonably required to induce such sublease, assignment or other transfer. The provisions of this Section 9.4 shall not apply to Permitted Transfers.

9.5    Notwithstanding any other provision hereof, it shall be considered reasonable for Landlord to withhold its consent to any assignment of this Lease or sublease of any portion of the Premises if at the time of either Tenant’s notice of the proposed assignment or sublease or the proposed commencement date thereof, there shall exist any uncured Event of Default of Tenant, or if the proposed assignee or sublessee is an entity: (a) with which Landlord is already in active negotiation; (b) is a governmental agency; (c) is incompatible with the character of occupancy of the Building; (d) with which the payment for the sublease or assignment is determined in whole or in part based upon its net income or profits; or (e) would subject the Premises to a use which would: (i) involve increased personnel or wear upon the Building; (ii) violate any exclusive right granted to another tenant of the Building; (iii) require any addition to or modification of the Premises or the Building in order to comply with building code or other governmental requirements; or, (iv) involve a violation of Section 1.2. Tenant expressly agrees that for the purposes of any statutory or other requirement of reasonableness on the part of Landlord, Landlord’s refusal to consent to any assignment or sublease for any of the reasons described in this Section 9.5, shall be conclusively deemed to be reasonable. In the event Tenant elects to sublease all or a portion of the Premises, Tenant shall not be precluded from marketing said sublease Premises to other tenants in the Building or Project. Additionally, there shall not be any floor/minimum rent that Tenant must obtain from any sublessee and/or assignee.

9.6    Upon any request to assign or sublet, Tenant will pay to Landlord the Assignment/Subletting Fee, regardless of whether Landlord shall consent to, refuse consent, or determine that Landlord’s consent is not required for, such assignment, pledge or sublease. Any purported sale, assignment, mortgage, transfer of this Lease or subletting which does not comply with the provisions of this Article 9 shall be void.

10.    INDEMNIFICATION. None of the Landlord Entities shall be liable and Tenant hereby waives all claims against them for any damage to any property in or about the Premises or the Building by or from any cause whatsoever (including without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls, basement, pipes, plumbing works or appliances, the Building not being in good condition or repair, gas, fire, oil, electricity or theft), except to the extent caused by or arising from the gross negligence or willful misconduct of Landlord or its agents, employees or contractors. Tenant shall protect, indemnify and hold the Landlord Entities harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of (a) any damage to any property (including but not limited to property of any Landlord Entity) or any injury (including but not limited to death) to any person occurring in, on or about the Premises or the Building to the extent that such injury or damage shall be caused by or arise from any actual or alleged neglect or willful misconduct by or of Tenant or any Tenant Entity to meet any standards imposed by any duty with respect to the injury or damage; (b) the conduct or management of any repair, alteration, addition, improvement or similar work done by the Tenant in or about the Premises; (c) Tenant’s failure to comply with any and all governmental laws, ordinances and regulations applicable to the condition or use of the Premises or its occupancy (unless Tenant is not required to comply pursuant to this Lease); or (d) any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of the Tenant to be performed pursuant to this Lease. The provisions of this Article shall survive the termination of this Lease with respect to any claims or liability accruing prior to such termination. Notwithstanding anything in this Lease to the contrary, Landlord shall not be released or indemnified from, and shall indemnify, defend, protect and hold harmless Tenant from, all losses, damages, liabilities, claims, attorneys’ fees, costs and expenses arising from the negligence or willful misconduct of Landlord or its agents, contractors, licensees or invitees, Landlord’s violation of any law, order or regulation, or a breach of Landlord’s obligations or representations under this Lease.

11.    INSURANCE.

11.1    Tenant shall keep in force throughout the Term: (a) a Commercial General Liability insurance policy or policies to protect the Landlord Entities against any liability to the public or to any invitee of Tenant or a Landlord Entity incidental to the use of or resulting from any accident occurring in or upon the Premises with a limit of not less than $1,000,000 per occurrence and not less than $2,000,000 in the annual aggregate, or such larger amount as Landlord may prudently require from time to time taking into consideration insurance requirements imposed upon similar tenants operating similar businesses in buildings located in the same rental market, covering bodily injury and property damage liability; (b) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident; (c) Worker’s Compensation Insurance with limits as required by statute; (d) Employers Liability with limits of $1,000,000 each accident, $1,000,000 disease policy limit, $1,000,000 disease-each employee; (e) All Risk or Special Form coverage protecting Tenant against loss of or damage to Tenant’s Property to the fall replacement value of the property so insured, (f) Business Interruption Insurance for 100% of the 12 months actual loss sustained, and (g) Excess Liability in the amount of $5,000,000.

11.2    The aforesaid policies shall (a) be provided at Tenant’s expense; (b) name the Landlord Entities as additional insureds (General Liability); (c) be issued by an insurance company with a minimum Best’s rating of “A-:VII” during the Term; and (d) provide that said insurance shall not be canceled unless thirty (30) days prior written notice (ten days for non-payment of premium) shall have been given to Landlord; a certificate of Liability insurance on ACORD Form 25 and a certificate of Property insurance on ACORD form 28 shall be delivered to Landlord by Tenant upon the Commencement Date and at least thirty (30) days prior to each renewal of said insurance.

11.3    Whenever Tenant shall undertake any alterations, additions or improvements in, to or about the Premises (“Work”) the aforesaid liability insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Work, without limitation including liability under any applicable structural work act; and the policies of or certificates evidencing such insurance must be delivered to Landlord prior to the commencement of any such Work.

11.4    Self-insurance is permitted as to any of the above-described policies to the extent permitted by law, as long as the conditions of this Section 11.4 are met Coverage through self-insurance means that Tenant or its Affiliate providing self-insurance hereunder would be responsible for any amount it elects to self-insure as though it were the insurer under the applicable policy specified above. Self-insurance with respect to liability insurance is permitted only so long as Tenant or its Affiliate, whichever is providing the self-insurance hereunder, has a current tangible net worth of not less than $100,000,000. If at any time Tenant or its Affiliate, whichever is providing the self-insurance hereunder, does not have such net worth, it must obtain liability insurance as required under Section 11.1. If Tenant elects to self-insure, Tenant shall provide audited financial statements to Landlord annually to establish that such net worth requirement is satisfied. Tenant shall provide evidence of catastrophic coverage, being liability insurance coverage over and above the liability amount, if any, which Tenant elects to self-insure, through so-called “excess liability” or “umbrella liability” coverage. The provisions of this Article 11 apply to such catastrophic coverage.

11.5    Landlord shall maintain throughout the Term “All-Risk” or “Special Form” property insurance covering the full replacement value of the Premises and the Building, including, without limitation, the Tenant Improvements.

12.    WAIVER OF SUBROGATION. Notwithstanding anything in this Lease to the contrary, Tenant and Landlord waive their respective rights of recovery against each other for any loss insured by tire, extended coverage;’ All Risks or other insurance now or hereafter existing for the benefit of the respective party or required to be maintained hereunder but only to the extent of the net insurance proceeds payable under such policies (or which would be payable if the required policies were maintained). Each party shall obtain any special endorsements required by their insurer to evidence compliance with the aforementioned waiver. All of Landlord’s and Tenant’s repair and indemnity obligations under this Lease shall be subject to the waiver contained in this paragraph.

13.    SERVICES AND UTILITIES. Tenant shall pay for all water, gas, heat, light, power, telephone, sewer, sprinkler system charges and other utilities and services used on or from the Premises, together with any taxes, penalties, and surcharges or the like pertaining thereto and any maintenance charges for utilities. Tenant shall furnish all electric light bulbs, tubes and ballasts, battery packs for emergency lighting and fire extinguishers. If any such services are not separately metered to Tenant, Tenant shall pay such proportion of all charges jointly metered with other premises as determined by Landlord, in its reasonable discretion, to be reasonable. Any such charges paid by Landlord and assessed against Tenant shall be payable to Landlord within thirty (30) days of written demand and shall be additional rent hereunder. Tenant will not, without the written consent of Landlord, contract with any electricity, water, sewer or natural gas provider to service the Premises which is not previously providing such service to other tenants in the Building. Except as set forth below, Landlord shall in no event be liable for any interruption or failure of utility services on or to the Premises. Notwithstanding anything in this Lease to the contrary, if, as a result of Landlord’s action, the Premises should become not reasonably suitable for Tenant’s use as a consequence of cessation of utilities or other services or interference with access to the Premises and the interference with Tenant’s use of the Premises persists for seven (7) days after Tenant has notified Landlord in writing, then Tenant shall be entitled to an equitable abatement of rent to the extent of the interference with Tenant’s use of the Premises occasioned thereby. If the interference persists for more than ninety (90) days, Tenant shall have the right to terminate this Lease.

14.    HOLDING OVER. Tenant shall pay Landlord for each day Tenant retains possession of the Premises or part of them after termination of this Lease by lapse of time or otherwise at the rate (“Holdover Rate”) which shall be One Hundred Percent (100%) for the initial two (2) months holdover period and One Hundred Fifty Percent (150%) beyond the initial two (2) month holdover period of the amount of the Annual Rent for the last month prior to the date of such termination plus all Rent Adjustments under Article 4, prorated on a daily basis, and also pay all damages sustained by Landlord by reason of such retention. If Landlord gives notice to Tenant of Landlord’s election to such effect, such holding over shall constitute renewal of this Lease for a period from month to month at the Holdover Rate, but if the Landlord does not so elect, no such renewal shall result notwithstanding acceptance by Landlord of any sums due hereunder after such termination; and instead, a tenancy at sufferance at the Holdover Rate shall be deemed to have been created. In any event, no provision of this Article 14 shall be deemed to waive Landlord’s right of reentry or any other right under this Lease or at law.

15.    SUBORDINATION. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, this Lease shall be subject and subordinate at all times to ground or underlying leases and to the lien of any mortgages or deeds of trust now or hereafter placed on, against or affecting the Building, Landlord’s interest or estate in the Building, or any ground or underlying lease; provided, however, that if the lessor, mortgagee, trustee, or holder of any such mortgage or deed of trust elects to have Tenant’s interest in this Lease be superior to any such instrument, then, by notice to Tenant, this Lease shall be deemed superior, whether this Lease was executed before or after said instrument. Notwithstanding the foregoing, Tenant covenants and agrees to execute and deliver within twenty (20) days of Landlord’s request such reasonable further instruments evidencing such subordination or superiority of this Lease as may be required by Landlord. Landlord agrees that the foregoing subordination to any existing or future encumbrance will be subject to the delivery of a commercially reasonable Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) signed by any existing or future lender, as applicable, which SNDA shall expressly recognize Tenant’s rights to offset Rent set forth in Paragraph 11 of Exhibit B and require any such lender or transferee thereof, following a foreclosure, to fond the Tenant Improvement Allowance, to the extent required pursuant to Exhibit B to this Lease and not previously funded, and return the Security Deposit to Tenant at the expiration or earlier termination of this Lease, to the extent required pursuant to Section 5 of this Lease. The parties agree that the SNDA attached hereto as Exhibit G is a commercially reasonable one. Landlord agrees to use commercially reasonable efforts to deliver a SNDA to Tenant from Landlord’s existing lender within thirty (30) days after the Lease Reference Date.

16.    RULES AND REGULATIONS. Tenant shall faithfully observe and comply with all the rules and regulations as set forth in Exhibit D to this Lease and all reasonable and non-discriminatory modifications of and additions to them from time to time put into effect by Landlord, so long as such future rules do not unreasonably interfere with Tenant’s use of the Premises or Tenant’s parking rights or materially increase Tenant’s obligations or decrease its rights hereunder. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Building of any such rules and regulations.

17.    REENTRY BY LANDLORD.

17.1    Landlord reserves and shall at all times have the right to re-enter the Premises upon reasonable prior notice to inspect the same, to show said Premises to prospective purchasers, mortgagees or tenants, and to alter, improve or repair the Premises and any portion of the Building, without abatement of rent, and may for that purpose erect, use and maintain scaffolding, pipes, conduits and other necessary structures and open any wall, ceiling or floor in and through the Building and Premises where reasonably required by the character of the work to be performed, provided entrance to the Premises shall not be blocked thereby, and further provided that the business of Tenant shall not be interfered with unreasonably. Landlord shall have the right at any time to change the arrangement and/or locations of entrances, or passageways, doors and doorways, and corridors, windows, elevators, stairs, toilets or other public parts of the Building and to change the name, number or designation by which the Building is commonly known. In the event that Landlord damages any portion of any wall or wall covering, ceiling, or floor or floor covering within the Premises, Landlord shall repair or replace the damaged portion to match the original as nearly as commercially reasonable but shall not be required to repair or replace more than the portion actually damaged. Except as otherwise provided herein, Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by any action of Landlord authorized by this Article 17. Any entry by Landlord and Landlord’s agents shall comply with Tenant’s reasonable security measures.

17.2    For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in the Premises, excluding Tenant’s vaults and safes or special security areas (designated in advance), and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency to obtain entry to any portion of the Premises. As to any portion to which access cannot be had by means of a key or keys in Landlord’s possession, Landlord is authorized to gain access by such means as Landlord shall elect and the cost of repairing any damage occurring in doing so shall be borne by Tenant and paid to Landlord within five (5) days of Landlord’s demand.

18.    DEFAULT.

18.1    Except as otherwise provided in Article 20, the following events shall be deemed to be Events of Default under this Lease:

18.1.1    Tenant shall fail to pay when due any sum of money becoming due to be paid to Landlord under this Lease, whether such sum be any installment of the rent reserved by this Lease, any other amount treated as additional rent under this Lease, or any other payment or reimbursement to Landlord required by this Lease, whether or not treated as additional rent under this Lease, and such failure shall continue for a period of five (5) days after written notice that such payment was not made when due. The notice required pursuant to this Section 18.1.1 shall replace rather than supplement any statutory notice required under California Code of Civil Procedure Section 1161 or any similar or successor statute.

18.1.2    Tenant shall fail to comply with any term, provision or covenant of this Lease which is not provided for in another Section of this Article and shall not cure such failure within thirty (30) days (forthwith, if the failure involves a hazardous condition) after written notice of such failure to Tenant provided, however, that such failure shall not be an event of default if such failure could not reasonably be cured during such thirty (30) day period, Tenant has commenced the cure within such thirty (30) day period and thereafter is diligently pursuing such cure to completion, but the total aggregate cure period shall not exceed one hundred twenty (120) days.

18.1.3    Tenant shall fail to vacate the Premises immediately upon termination of this Lease, by lapse of time or otherwise, or upon termination of Tenant’s right to possession only.

18.1.4    Tenant shall become insolvent, admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency statute, make an assignment for the benefit of creditors, make a transfer in fraud of creditors, apply for or consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, as now in effect or hereafter amended, or any other applicable law or statute of the United States or any state thereof.

18.1.5    A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a receiver of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of entry thereof.

19.    REMEDIES.

19.1    Upon the occurrence of any Event or Events of Default under this Lease, whether enumerated in Article 18 or not, Landlord shall have the option to pursue any one or more of the following remedies without any notice (except as expressly prescribed herein) or demand whatsoever (and without limiting the generality of the foregoing, Tenant hereby specifically waives notice and demand for payment of rent or other obligations and waives any and all other notices or demand requirements imposed by applicable law):

19.1.1    Terminate this Lease and Tenant’s right to possession of the Premises and recover from Tenant an award of damages equal to the sum of the following:

19.1.1.1    The Worth at the Time of Award of the unpaid rent which had been earned at the time of termination;

19.1.1.2    The Worth at the Time of Award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rent loss that Tenant affirmatively proves could have been reasonably avoided;

19.1.1.3    The Worth at the Time of Award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rent loss that Tenant affirmatively proves could be reasonably avoided;

19.1.1.4    Any other amount necessary to compensate Landlord for all the detriment either proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

19.1.1.5    All such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law.

The “Worth at the Time of Award” of the amounts referred to in parts 19.1.1.1 and 19.1.1.2 above, shall be computed by allowing interest at the lesser of a per annum rate equal to: (i) the greatest per annum rate of interest permitted from time to time under applicable law, or (ii) the Prime Rate plus 5%. For purposes hereof the “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the State of California. The “Worth at the Time of Award” of the amount referred to in part 19.1.13, above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%;

19.1.2    Employ the remedy described in California Civil Code § 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations); or

19.1.3     Notwithstanding Landlord’s exercise of the remedy described in California Civil Code§ 1951.4 in respect of an Event or Events of Default, at such time thereafter as Landlord may elect in writing, to terminate this Lease and Tenant’s right to possession of the Premises and recover an award of damages as provided above in Section 19.1.1.

19.2    The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. No waiver by Landlord of any breach hereof shall be effective unless such waiver is in writing and signed by Landlord.

19.3    TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (c) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER REGULATIONS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE TERM PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH. TENANT ALSO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE.

19.4    No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable law or in equity. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such Default.

19.5    This Article 19 shall be enforceable to the maximum extent such enforcement is not prohibited by applicable law, and the unenforceability of any portion thereof shall not thereby render unenforceable any other portion.

19.6    If more than one (1) Event of Default occurs during the Term or any renewal thereof, Tenant’s renewal options, expansion options, purchase options and rights of first offer and/or refusal, if any are provided for in this Lease, shall be null and void.

19.7    If, on account of any breach or default by Tenant in Tenant’s obligations under the terms and conditions of this Lease, it shall become necessary or appropriate for Landlord to employ or consult with an attorney or collection agency concerning or to enforce or defend any of Landlord’s rights or remedies arising under this Lease or to collect any sums due from Tenant, Tenant agrees to pay all costs and fees so incurred by Landlord, including, without limitation, reasonable attorneys’ fees and costs.

19.8    Upon the occurrence of an Event of Default, Landlord may (but shall not be obligated to) cure such default at Tenant’s sole expense. Without limiting the generality of the foregoing, Landlord may, at Landlord’s option, enter into and upon the Premises if Landlord determines in its sole discretion that Tenant is not acting within a commercially reasonable time to maintain, repair or replace anything for which Tenant is responsible under this Lease or to otherwise effect compliance with its obligations under this Lease and correct the same, without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without incurring any liability for any damage or interruption of Tenant’s business resulting therefrom and Tenant agrees to reimburse Landlord within thirty (30) days of Landlord’s demand as additional rent, for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease, plus interest from the date of expenditure by Landlord at the Wall Street Journal prime rate.

19.9    In the event Landlord fails to perform any of its obligations under this Lease and fails to cure such default within thirty (30) days after written notice from Tenant specifying the nature of such default where such default could reasonably be cured within said thirty (30) day period, or foils to commence such cure within said thirty (30) day period and thereafter continuously with due diligence prosecute such cure to completion where such default could not reasonably be cured within said thirty (30) day period, and if such default renders a material portion of the Premises unsuitable for Tenant’ use, then Tenant may, in addition to its other remedies, cure such default of Landlord at Landlord’s cost.

20.    TENANT’S BANKRUPTCY OR INSOLVENCY.

20.1    If at any time and for so long as Tenant shall be subjected to the provisions of the United States Bankruptcy Code or other law of the United States or any state thereof for the protection of debtors as in effect at such time (each a “Debtor’s Law”):

20.1.1    Tenant, Tenant as debtor-in-possession, and any trustee or receiver of Tenant’s assets (each a “Tenant’s Representative”) shall have no greater right to assume or assign this Lease or any interest in this Lease, or to sublease any of the Premises than accorded to Tenant in Article 9, except to the extent Landlord shall be required to permit such assumption, assignment or sublease by the provisions of such Debtor’s Law. Without limitation of the generality of the foregoing, any right of any Tenant’s Representative to assume or assign this Lease or to sublease any of the Premises shall be subject to the conditions that:

20.1.1.1    Such Debtor’s Law shall provide to Tenant’s Representative a right of assumption of this Lease which Tenant’s Representative shall have timely exercised and Tenant’s Representative shall have fully cured any default of Tenant under this Lease.

20.1.1.2    Tenant’s Representative or the proposed assignee, as the case shall be, shall have deposited with Landlord as security for the timely payment of rent an amount equal to the larger of: (a) three (3) months’ rent and other monetary charges accruing under this Lease; and (b) any sum specified in Article 5; and shall have provided Landlord with adequate other assurance of the future performance of the obligations of the Tenant under this Lease. Without limitation, such assurances shall include, at least, in the case of assumption of this Lease, demonstration to the satisfaction of the Landlord that Tenant’s Representative has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that Tenant’s Representative will have sufficient funds to fulfill the obligations of Tenant under this Lease; and, in the case of assignment, submission of current financial statements of the proposed assignee, audited by an independent certified public accountant reasonably acceptable to Landlord and showing a net worth and working capital in amounts determined by Landlord to be sufficient to assure the future performance by such assignee of all of the Tenant’s obligations under this Lease.

20.1.1.3    The assumption or any contemplated assignment of this Lease or subleasing any part of the Premises, as shall be the case, will not breach any provision in any other lease, mortgage, financing agreement or other agreement by which Landlord is bound.

20.1.1.4    Landlord shall have, or would have bad absent the Debtor’s Law, no right under Article 9 to refuse consent to the proposed assignment or sublease by reason of the identity or nature of the proposed assignee or sublessee or the proposed use of the Premises concerned.

21.    QUIET ENJOYMENT. Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, while paying the rental and performing its other covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation from Landlord subject to the terms and provisions of this Lease. Except as otherwise provided herein, Landlord shall not be liable for any interference or disturbance by other tenants or third persons, nor shall Tenant be released from any of the obligations of this Lease because of such interference or disturbance.

22.    CASUALTY.

22.1    In the event the Premises or the Building are damaged by fire or other cause and in Landlord’s reasonable estimation such damage can be materially restored within two hundred forty (240) days, Landlord shall forthwith repair the same and this Lease shall remain in foil force and effect, except that Tenant shall be entitled to a proportionate abatement in rent from the date of such damage. Such abatement of rent shall be made pro rata in accordance with the extent to which the damage and the making of such repairs shall interfere with the use and occupancy by Tenant of the Premises from time to time. Within forty-five (45) days from the date of such damage, Landlord shall notify Tenant, in writing, of Landlord’s reasonable estimation of the length of time within which material restoration can be made, and Landlord’s determination shall be binding on Tenant. For purposes of this Lease, the Building or Premises shall be deemed “materially restored” if they are in such condition as would not prevent or materially interfere with Tenant’s use of the Premises for the purpose for which it was being used immediately before such damage.

22.2    If such repairs cannot, in Landlord’s reasonable estimation, be made within two hundred forty (240) days, Landlord and Tenant shall each have the option of giving the other, at any time within ninety (90) days after such damage, notice terminating this Lease as of the date of such damage. In the event of the giving of such notice, this Lease shall expire and all interest of the Tenant in the Premises shall terminate as of the date of such damage as if such date had been originally fixed in this Lease for the expiration of the Term. In the event that neither Landlord nor Tenant exercises its option to terminate this Lease, then Landlord shall repair or restore such damage, this Lease continuing in foil force and effect, and the rent hereunder shall be proportionately abated as provided in Section 22.1.

22.3    Landlord shall not be required to repair or replace any damage or loss by or from fire or other cause to any Tenant’s Property or improvements installed on the Premises by, or belonging to, Tenant; however, Landlord shall be required to repair or replace any such damage to the Tenant Improvements. Any insurance which may be carried by Landlord or Tenant against loss or damage to the Building or Premises shall be for the sole benefit of the party carrying such insurance and under its sole control.

22.4    In the event that Landlord should fail to complete such repairs and material restoration within thirty (30) days after the date estimated by Landlord therefor as extended by this Section 22.4, Tenant may at its option and as its sole remedy terminate this Lease by delivering written notice to Landlord, within fifteen (15) days after the expiration of said period of time, whereupon the Lease shall end on the date of such notice or such later date fixed in such notice as if the date of such notice was the date originally fixed in this Lease for the expiration of the Term; provided, however, that if construction is delayed because of changes, deletions or additions in construction requested by Tenant, strikes, lockouts, casualties, Acts of God, war, material or labor shortages, government regulation or control or other causes beyond the reasonable control of Landlord (excluding financial inability), the period for restoration, repair or rebuilding shall be extended for the amount of time Landlord is so delayed, but in no event more than thirty (30) days.

22.5    Notwithstanding anything to the contrary contained in this Article Landlord shall not have any obligation whatsoever to repair, reconstruct, or restore the Premises when the damages resulting from any casualty covered by the provisions of this Article 22 are material and occur during the last twelve (12) months of the Term or any extension thereof, but if Landlord determines not to repair such damages Landlord shall notify Tenant and if such damages shall render any material portion of the Premises untenantable Tenant shall have the right to terminate this Lease by notice to Landlord within fifteen (15) days after receipt of Landlord’s notice, whereupon this Lease shall end on the date of such damage as if the date of such damage were the date originally fixed in this Lease for the expiration of the Term. Landlord shall not have the right to terminate the Lease under this Section 22.5 if Tenant notifies Landlord that it intends to exercise its renewal option and thereafter properly exercises such renewal option.

22.6    In the event of any damage or destruction to the Building or Premises by any peril covered by the provisions of this Article 22, it shall be Tenant’s responsibility to properly secure the Premises and upon notice from Landlord to remove forthwith, at its sole cost and expense, such portion of all of the property belonging to Tenant or its licensees from such portion or all of the Building or Premises as Landlord shall request.

22.7    Tenant hereby waives any and all rights under and benefits of Sections 1932(2) and 1933(4) of the California Code of Civil Procedure, or any similar or successor Regulations or other laws now or hereinafter in effect.

23.    EMINENT DOMAIN. If all or any substantial part of the Premises or Tenant’s parking shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain, or conveyance in lieu of such appropriation, either party to this Lease shall have the right, at its option, of giving the other, at any time within thirty (30) days after such taking, notice terminating this Lease, except that Tenant may only terminate this Lease by reason of taking or appropriation, if such taking or appropriation shall be so substantial as to materially interfere with Tenant’s use and occupancy of the Premises. If neither party to this Lease shall so elect to terminate this Lease, the rental thereafter to be paid shall be adjusted on a fair and equitable basis under the circumstances based on the extent to which Tenant’s use of the Premises is diminished. In addition to the rights of Landlord above, if any substantial part of the Building shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain or conveyance in lieu thereof, and regardless of whether the Premises or any part thereof are so taken or appropriated, Landlord shall have the right, at its sole option, to terminate this Lease. Landlord shall be entitled to any and all income, rent, award, or any interest whatsoever in or upon any such sum, which may be paid or made in connection with any such public or quasi-public use or purpose, and Tenant hereby assigns to Landlord any interest it may have in or claim to all or any part of such sums, other than any separate award which may be made with respect to Tenant’s trade fixtures and moving expenses; Tenant shall make no claim for the value of any unexpired Term. Tenant hereby waives any and all rights under and benefits of Section 1265.130 of the California Code of Civil Procedure, or any similar or successor Regulations or other laws now or hereinafter in effect.

24.    SALE BY LANDLORD. In event of a sale or conveyance by Landlord of the Building and the assumption of this Lease by such transferee, the same shall operate to release Landlord from any future liability upon any of the covenants or conditions, expressed or implied, contained in this Lease in favor of Tenant, and in such event Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease. Except as set forth in this Article 24, this Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee. If any security has been given by Tenant to secure the faithful performance of any of the covenants of this Lease, Landlord may transfer or deliver said security, as such, to Landlord’s successor in interest and thereupon Landlord shall be discharged from any further liability with regard to said security, provided such transferee assume this Lease.

25.    ESTOPPEL CERTIFICATES. Within twenty (20) days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord or mortgagee or prospective mortgagee a sworn statement certifying: (a) the date of commencement of this Lease; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications to this Lease, that this Lease is in foil force and effect, as modified, and stating the date and nature of such modifications); (c) the date to which the rent and other sums payable under this Lease have been paid; (d) to Tenant’s actual knowledge, the feet that there are no current defaults under this Lease by either Landlord or Tenant except as specified in Tenant’s statement; and (e) such other matters as may be reasonably requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Article 25 may be relied upon by any mortgagee, beneficiary or purchaser, and Tenant shall be liable for all loss, cost or expense resulting from the failure of any sale or funding of any loan caused by any material misstatement contained in such estoppel certificate. Tenant irrevocably agrees that if Tenant fails to execute and deliver such certificate within such twenty (20) day period and Landlord notifies Tenant of Landlord’s intent to utilize this sentence and Tenant fails to execute and deliver such certificate within five (5) business days of receiving notice of Landlord’s intent, Landlord or Landlord’s beneficiary or agent may execute and deliver such certificate on Tenant’s behalf, and that such certificate shall be fully binding on Tenant.

26    SURRENDER OF PREMISES.

26.1    Tenant shall arrange to meet Landlord for two (2) joint inspections of the Premises, the first to occur at least thirty (30) days (but no more than sixty (60) days) before the last day of the Term, and the second to occur not later than forty-eight (48) hours after Tenant has vacated the Premises. In the event of Tenant’s failure to arrange such joint inspections and/or participate in either such inspection, Landlord’s inspection at or after Tenant’s vacating the Premises shall be conclusively deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration.

26.2    All alterations, additions, and improvements in, on, or to the Premises made or installed by or for Tenant, including, without limitation, carpeting (collectively, “Alterations”), shall be and remain the property of Tenant during the Term. Upon the expiration or sooner termination of the Term, all Alterations shall become a part of the realty and shall belong to Landlord without compensation, and title shall pass to Landlord under this Lease as by a bill of sale. At the end of the Term or any renewal of the Term or other sooner termination of this Lease, Tenant will peaceably deliver up to Landlord possession of the Premises, together with all Alterations by whomsoever made, in the same conditions received or first installed, broom clean and free of all debris, excepting only ordinary wear and tear and damage by fire or other casualty or condemnation and as otherwise more specifically set forth on Exhibit E attached hereto and made a part hereof. Notwithstanding the foregoing, if Landlord elects by notice given to Tenant at the time Landlord consents to such Alteration, Tenant shall, at Tenant’s sole cost, remove any Alterations, including carpeting, so designated by Landlord’s notice, and repair any damage caused by such removal. Tenant must, at Tenant’s sole cost, remove upon termination of this Lease, any and all of Tenant’s Property, as well as all data/telecommunications cabling and wiring installed by or on behalf of Tenant, whether inside walls, under any raised floor or above any ceiling (collectively, “Personalty”). Personalty not so removed shall be deemed abandoned by the Tenant and title to the same shall thereupon pass to Landlord under this Lease as by a bill of sale, but Tenant shall remain responsible for the cost of removal and disposal of such Personalty, as well as any damage caused by such removal.

26.3    All obligations of Tenant under this Lease not fully performed as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of the Term. Upon the expiration or earlier termination of the Term, if Tenant is in default beyond applicable notice and cure periods with respect to its surrender obligations, Tenant shall pay to Landlord the amount, as estimated by Landlord, necessary to repair and restore the Premises as provided in this Lease and/or to discharge Tenant’s obligation for unpaid amounts due or to become due to Landlord. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant, with Tenant being liable for any additional costs upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied. Any otherwise unused Security Deposit shall be credited against the amount payable by Tenant under this Lease.

27.    NOTICES. Any notice or document required or permitted to be delivered under this Lease shall be addressed to the intended recipient, by fully prepaid registered or certified United States Mail return receipt requested, or by reputable independent contract delivery service furnishing a written record of attempted or actual delivery, and shall be deemed to be delivered when tendered for delivery to the addressee at its address set forth on the Reference Pages, or at such other address as it has then last specified by written notice delivered in accordance with this Article 27, or if to Tenant at either its aforesaid address or its last known registered office or home of a general partner or individual owner, whether or not actually accepted or received by the addressee. Any such notice or document may also be personally delivered if a receipt is signed by and received from, the individual, if any, named in Tenant’s Notice Address.

28.    TAXES PAYABLE BY TENANT. In addition to rent and other charges to be paid by Tenant under this Lease, Tenant shall reimburse to Landlord, upon written request by Landlord, any and all taxes payable by Landlord (other than net income taxes) whether or not now customary or within the contemplation of the parties to this Lease: (a) upon, allocable to, or measured by or on the gross or net rent payable under this Lease, including without limitation any gross income tax or excise tax levied by the State, any political subdivision thereof, or the Federal Government with respect to the receipt of such rent; (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of the Premises or any portion thereof, including any sales, use or service tax imposed as a result thereof; (c) upon or measured by the Tenant’s gross receipts or payroll or the value of Tenant’s equipment, furniture, fixtures and other personal property of Tenant or leasehold improvements, alterations or additions located in the Premises; or (d) upon this transaction or any document to which Tenant is a party creating or transferring any interest of Tenant in this Lease or the Premises. In addition to the foregoing, Tenant agrees to pay, before delinquency, any and all taxes levied or assessed against Tenant and which become payable during the term hereof upon Tenant’s equipment, furniture, fixtures and other personal property of Tenant located in the Premises.

29.    INTENTIONALLY OMITTED.

30.    DEFINED TERMS AND HEADINGS. The Article headings shown in this Lease are for convenience of reference and shall in no way define, increase, limit or describe the scope or intent of any provision of this Lease. Any indemnification of Landlord shall apply to and inure to the benefit of all the following “Landlord Entities”, being Landlord, Landlord’s investment manager, and the trustees, boards of directors, officers, general partners, beneficiaries, members, managers, stockholders, employees and agents of each of them. Any option granted to Landlord shall also include or be exercisable by Landlord’s trustee, beneficiary, agents and employees, as the case may be. In any case where this Lease is signed by more than one person, the obligations under this Lease shall be joint and several. The terms “Tenant” and “Landlord” or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their and each of their respective successors, executors, administrators and permitted assigns, according to the context hereof. The term “rentable area” shall mean the rentable area of the Premises or the Building as calculated by the Landlord on the basis of the plans and specifications of the Building including a proportionate share of any common areas. Subject to Tenant’s right to remeasure the Premises pursuant to Section 2.4 above, Tenant hereby accepts and agrees to be bound by the figures for the rentable square footage of the Premises and Tenant’s Proportionate Share shown on the Reference Pages; however, Landlord may adjust Tenant’s Proportionate Share if there is addition or subtraction to the Building or any business park or complex of which the Building is a part, remeasurement or other circumstance reasonably justifying adjustment. The term “Building” refers to the structure in which the Premises are located and the common areas (parking lots, sidewalks, landscaping, etc.) appurtenant thereto. If the Building is part of a larger complex of structures, the term “Building” may include the entire complex, where appropriate (such as shared Expenses or Taxes) and subject to Landlord’s reasonable discretion.

31.    TENANT’S AUTHORITY. If Tenant signs as a corporation, partnership, trust or other legal entity, Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that the entity has foil right and authority to enter into this Lease, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions. At Landlord’s request, Tenant agrees to deliver to Landlord, a corporate resolution reasonably acceptable to Landlord evidencing the due authorization of Tenant to enter into this Lease.

Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

32.    FINANCIAL STATEMENTS AND CREDIT REPORTS. At Landlord’s request, Tenant shall deliver to Landlord a copy, certified by an officer of Tenant as being a true and correct copy, of Tenant’s most recent audited financial statement, or, if unaudited, certified by Tenant’s chief financial officer as being true, complete and correct in all material respects. Tenant hereby authorizes Landlord to obtain one or more credit reports on Tenant at any time, and shall execute such further authorizations as Landlord may reasonably require in order to obtain a credit report Any such information shall be held strictly confidential by Landlord.

33.    COMMISSIONS. Each of the parties represents and warrants to the other that it has not dealt with any broker or finder in connection with this Lease, except as described on the Reference Pages. Landlord shall pay al! commissions owing to such brokers pursuant to a separate agreement.

34.    TIME AND APPLICABLE LAW. Time is of the essence of this Lease and all of its provisions. This Lease shall in all respects be governed by the laws of die state in which the Building is located.

35.    SUCCESSORS AND ASSIGNS. Subject to the provisions of Article 9, the terms, covenants and conditions contained in this Lease shall be binding upon and inure to the benefit of the heirs, successors, executors, administrators and assigns of the parties to this Lease.

36.    ENTIRE AGREEMENT. This Lease, together with its exhibits, contains all agreements of the parties to this Lease and supersedes any previous negotiations. There have been no representations made by the Landlord or any of its representatives or understandings made between the parties other than those set forth in this Lease and its exhibits. This Lease may not be modified except by a written instrument duly executed by the parties to this Lease.

37.    EXAMINATION NOT OPTION. Submission of this Lease shall not be deemed to be a reservation of the Premises. Landlord shall not be bound by this Lease until it has received a copy of this Lease duly executed by Tenant and has delivered to Tenant a copy of this Lease duly executed by Landlord, and until such delivery Landlord reserves the right to exhibit and lease the Premises to other prospective tenants. Notwithstanding anything contained in this Lease to the contrary, Landlord may withhold delivery of possession of the Premises from Tenant until such time as Tenant has paid to Landlord any security deposit required by Article 5, the first month’s rent as set forth in Article 3 and any sum owed pursuant to this Lease.

38.    RECORDATION. Tenant shall not record or register this Lease or a short form memorandum hereof without the prior written consent of Landlord, and then shall pay all charges and taxes incident such recording or registration.

39.    INTENTIONALLY OMITTED.

40.    MEZZANINE SPACE. The Premises docs not include any portion of the approximately 4,444 rentable square feet of the second, or mezzanine, level above the ground floor of the area shown on Exhibit A (the “Extra Mezzanine Space”).

41.    ROOF RIGHTS. Tenant shall have the right to install a satellite dish and related communications equipment and/or supplemental HVAC equipment on the roof of the Building. Such right including vertical access to the root shall be at no additional charge to Tenant. All installation and maintenance costs are at Tenant’s expense. Landlord hereby grants to Tenant the right to install, maintain and operate a roof-mounted antenna system on the Premises for the sole purpose of transmitting and receiving signals to Tenant’s employees and contractors or for internal corporate purposes such as transferring data between different locations of Tenant. In no event shall Tenant utilize the antenna to provide telecommunications or other services to any third party, nor shall Tenant allow the use of the antenna by any third party. Such Facility is subject to the following requirements:

41.1    All of the antenna facilities installed by Tenant shall be and remain the property of Tenant, and Tenant shall, prior to the expiration or termination of the Lease, remove the equipment (including all cables, installation and anchoring hardware) and surrender the rooftop area in substantially the same condition existing prior to the installation of the equipment. Tenant shall be liable for, and shall promptly reimburse Landlord for, the cost of repairing all damage done to the Building by such removal, including filling and sealing any holes or cavities left by the removal of installation or anchoring hardware.

41.2    Specifications for such equipment including installation, screening and location shall meet Landlord’s reasonable approval, and comply with applicable CC&R’s. Tenant must deliver to Landlord Tenant’s plans and specifications for the installation of the antenna facilities for review and approval by Landlord’s engineer not less than thirty (30) days prior to commencing installation. Tenant shall not commence installation of the antenna facilities without the prior written consent of Landlord (which consent shall not be unreasonably withheld or delayed). Tenant must obtain, at its sole cost and expense, prior to any installation or construction, any necessary federal, state, and municipal permits, licenses and approvals, copies of which must be delivered to Landlord prior to commencement of the work. The antenna equipment located on the roof of the Premises must be located or screened so that such equipment is not visible from the ground. Tenant will insure that all installation, maintenance, repair and removal of the equipment does not invalidate or impair any warranty Landlord may have on the roof of the Premises. Landlord’s review and approval of the plans and specifications for the installation of the antenna facilities and supervision and inspection of such installation shall not be construed in any way as approval by Landlord of the adequacy or safety of the installation or a waiver of any of Landlord’s rights hereunder, and Tenant shall be solely responsible for the adequacy and safety of the installation and operation of the antenna facilities and solely liable for any damages or injury arising out of such installation and operation.

41.3    Tenant must construct and operate the equipment in strict compliance with all applicable statutes, codes, rules, regulations, standards, and requirements of ail federal, state, and local governmental boards, authorities, and agencies. Tenant acknowledges that Landlord may also install or grant to others the right to install microwave, satellite or other antenna communications systems on the roof.

41.4    Notwithstanding the foregoing, the restrictions and requirements of this Article 41 shall not apply to the installation of any HVAC units as part of the Tenant Improvements, which shall be governed solely by the provisions of the Work Letter.

42.    SECURITY SYSTEM. Tenant shall, at its sole cost and expense (subject to the provisions of Exhibit B), have the right to install its own integrated security system for the Premises.

43.    LIMITATION OF LANDLORD’S LIABILITY. Redress for any claim against Landlord under this Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under this Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its or its investment manager’s trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

LANDLORD:		TENANT:

ROF FARADAY 2210, LLC, a Delaware limited liability company		ACUTUS MEDICAL, INC., a Delaware corporation

By:	/s/ Douglas Brown	By:	/s/ Randy Werneth
Name:	Douglas Brown	Name:	Randy Werneth
Its:	Managing Director	Its:	CEO

By:		By:
Name:		Name:
Its:		Its:

Exhibit A

Exhibit A-1

Exhibit B

Exhibit C

Exhibit D

Exhibit E

Exhibit F

Exhibit G

Exhibit H

Exhibit I

Exhibit J